                                                                    EXHIBIT 99.1

               COLE NATIONAL ANNOUNCES SECOND QUARTER 2003 RESULTS



     Cleveland, Ohio, September 16, 2003 -- Cole National Corporation (NYSE:
CNJ), a leading retailer of optical services and personalized gifts with over 2,900 locations throughout North America and the Caribbean and one of the nation's largest providers of managed vision care benefits, today announced results for the second quarter ended August 2, 2003. The Company filed its Form 10-Q for the quarter on September 15, 2003.


FINANCIAL AND OPERATING HIGHLIGHTS

     - Revenue rose to $307.7 million from $292.4 million in last year's second quarter. The Company reported a net loss of $5.5 million, or $0.34 per diluted share, compared to a net loss of $5.7 million, or $0.35 per share, for the same period in 2002.

     - The second quarter's pre-tax results include an increase of $11.5 million in unallocated corporate expenses relating to the retirement of the Company's former chairman and CEO, and legal and professional fees primarily related to the reaudit and restatement of its financial statements. Included in last year's pre-tax results for the second quarter was a charge of $11.1 million related to the early extinguishment of debt.

     - Same store sales for every brand in the Company's vision segment rose, led by an increase of 18.9% for Target Optical and 7.8% for Sears Optical. Overall, same store sales in the Company's vision segment increased 7.0%.

     -    Same store sales for Things Remembered rose 6.8%.

       Larry Pollock, President and CEO, commented, "Cole National generated strong same store sales company-wide during the second quarter and continued to gain market share in our core optical business. At the same time, the increasingly promotional and competitive environment in our industry, which reduced our gross margin, combined with the one-time corporate expenses relating to previously announced management changes and the restatement and reaudit of our financial statements impacted the Company's profitability."

       "Within Cole Licensed Brands, same store sales rose 18.9% at Target Optical, 7.8% at Sears Optical and 15.6% at BJ's Optical. Our key item merchandise strategy, which includes special fixtures that feature our premium products, such as drill mount rimless frames and flexible metal frames, continued to be very effective. Our ongoing efforts to improve our associates' sales skills and the promotions we introduced during the quarter also helped drive business throughout Cole Licensed Brands.

         "At Pearle Vision, overall same store sales rose 2.3%, increasing 4.1% at company-owned stores and 0.8% at our franchise stores. At our Pearle company-owned stores, average spectacle transaction rose 2.5% as a result of our increased focus on premium products. More than 10% of all sales at these stores were charged to the new Pearle Vision Preferred Card. Our customers' use of the card significantly increased the average transaction for the quarter. The Franchise Focus Store program we developed for Pearle continued to produce good results. At the 49 stores now included in the program, same store sales rose 4.1% during the quarter.

         "During the second quarter, processing cost per claim at Cole Managed Vision decreased more than 12% compared to last year due to the higher level of claims being processed by the Company and good expense control. The Company recently renewed its relationship with Aetna, one of our major clients, entering into a new four-year contract to provide vision care benefit programs for the company's
13.5 million participants, including both discount and funded lives."

         Mr. Pollock continued, "The new merchandise assortment and marketing efforts we implemented in our gift segment, Things Remembered, produced a same store sales increase of 6.8% in the second quarter, continuing the positive trend established earlier this year. The average transaction increased 6% in the second quarter, although the gross margin rate decreased due to lower levels of personalization. Things Remembered's Focus Store program, which we revamped earlier this year to help offset the difficult economy and weak mall traffic, produced a same store sales increase of 8.6% at its 153 focus stores. In the markets where we undertook radio advertising, Things Remembered experienced an even larger increase in same store sales. Things Remembered's direct business, which includes catalogs and the Internet, continued to produce year-over-year increases in sales and earnings."

         The Company's former Chairman and CEO retired on June 25, 2003, and the Company fulfilled its obligations under his employment agreement and for retirement and life insurance benefits. The obligations required a one-time cash payment of $11.9 million in the second quarter as compared to the estimate of $11.5 to $15.0 million previously provided by the Company. The charge to operating expenses in the second quarter of fiscal 2003 was $9.4 million.

         During the quarter, Cole National consolidated its Canadian lab and distribution functions in one of the Company's existing facilities in the U.S. in order to reduce manufacturing costs and further leverage its existing facility investment in the U.S. As part of the integration, the Company changed its Canadian product assortment. The Company expects to recover the associated charges of $0.7 million by reducing its manufacturing costs beginning in 2004.

         As a retailer, the Company believes that a measure of same store sales performance is important for understanding its operations. Same store sales growth is a non-GAAP financial measure of performance at stores open at least 12 months, which includes deferred warranty sales on a cash basis and undelivered customer orders, and does not reflect provisions for returns, remakes, and certain other items. Adjustments to the cash basis sales information accumulated at the store level are made for these items on an aggregate basis. This measure is consistent with the measures previously used in the Company's reports. A reconciliation of same store sales to revenue is set forth in Schedule II.

         FINANCIAL RESULTS

         Revenues for the second quarter of 2003 rose 5.2% to $307.7 million from $292.4 million as a result of the 6.9% same store sales increase in the Company's vision and gift businesses and increased revenue from managed vision care programs. While the same store sales measure includes orders not yet delivered to customers, revenue from these sales will not be recognized until the third quarter of fiscal 2003. As a result, the percentage increase in the Company's same store sales is higher than the percentage increase in revenue.

         Managed care claims expense was reclassified in both years from "operating expense" to "cost of revenues" to better present the gross margin for the Company's vision segment. The Company's overall gross margin rate in the second quarter was 62.7% compared to 64.8% in the same period last year. At Cole Vision, the gross margin rate declined by 2.5 percentage points due to many factors, including a shift in revenue mix at Cole Managed Vision toward more funded programs, higher utilization within the funded programs, sales of higher cost premium lenses and frames, and increases in promotional discounts and inventory reserves. At Things Remembered, the gross margin rate decreased 90 basis points, primarily due to reduced sales from gift personalization.

         Operating expenses as a percent of sales increased to 63.0% compared to 61.4% in last year's second quarter. Expenses included one-time costs associated with previously announced management changes and legal and professional fees related to the restatement and reaudit of the Company's financial statements. Ongoing operating expense leverage was impacted by increases in rent and occupancy costs for Things Remembered, increases in health benefit and workers compensation expenses, and legal expenses related to the lawsuit filed by the State of California in early 2002. The loss of operating leverage was partially offset by Pearle's lower marketing expense and a reduction in claims processing cost for Cole Managed Vision as well as by a gain on the sale of five company-owned stores to Pearle franchisees.

         In accordance with SFAS No. 145, which the Company adopted as of the beginning of fiscal 2003, Cole National reclassified the loss on early extinguishment of debt reported as an extraordinary item in the second quarter of fiscal 2002. The pretax loss from the early extinguishment of debt is now presented as a separate line within "interest and other (income) expenses," and the related income tax benefit reduced the reported income tax provision. The Company's results for fiscal 2002 included a loss on early extinguishment of debt of $11.1 million representing the payment of premiums and other costs of retiring the notes and the write-offs of unamortized discount and deferred financing fees.

         Revenues for the first six months of fiscal 2003 increased to $595.9 million from $577.8 million in the same period of fiscal 2002 as a result of increases in same store sales and increases in revenues from managed vision care programs. The total same store sales increase in the vision segment was 2.7%. Things Remembered's same store sales increased 4.8% in the first six months of fiscal 2003. The gross margin rate was 63.0% compared to 64.9% in the same period of fiscal 2002.

         For the first six months of fiscal 2003, the Company reported a net loss of $11.9 million or $0.73 per diluted share compared to a net loss of $4.8 million or $0.30 per diluted share for the same period in fiscal 2002. The results for fiscal 2003 included expenses related to previously announced management changes, legal and professional fees related to the restatement and reaudit of the Company's financial statements, and a $2.7 million settlement charge for a shareholder class action suit. The results for the first six months of fiscal 2002 include expenses of $11.1 million related to the early extinguishment of debt.


         OUTLOOK

         The same store sales in the Company's vision segment increased in the second quarter of fiscal 2003 compared to the same period last year and the Company continues to see that trend in August with same store sales for the vision segment increasing in the mid single digits. Things Remembered's August same store sales continued their trend from the first six months of fiscal 2003. There is no assurance that these same store trends will continue for the remainder of the third quarter.


         The Company expects that certain cost of revenues and operating expense trends experienced in the first half of fiscal 2003, such as higher managed care claims expense, shrink expense, product cost, workers compensation, fringe benefits costs, and occupancy costs, are likely to continue through the second half of the year. The Company also expects it will continue to incur legal expenses as a result of the previously disclosed SEC investigation and California lawsuit.


         CONFERENCE CALL INFORMATION

         Cole National's management will conduct a conference call today at 10:00 a.m. Eastern Time to discuss the second-quarter 2003 results. Investors and interested parties may listen to the call via www.colenational.com and www.streetevents.com.

         ABOUT COLE NATIONAL

         Cole National Corporation's vision business, together with Pearle franchisees, has 2,181 locations in the U.S., Canada, Puerto Rico and the Virgin Islands and includes Cole Managed Vision, one of the largest managed vision care benefit providers with multiple provider panels and nearly 20,000 practitioners. Cole's personalized gift business, Things Remembered, serves customers through 754 locations nationwide, catalogs, and the Internet at www.thingsremembered.com. Cole also has a 21% interest in Pearle Europe, which has 1,209 optical stores in Austria, Belgium, Estonia, Finland, Germany, Italy, Kuwait, the Netherlands, Poland, Portugal, Russia and Sweden.

         FORWARD LOOKING STATEMENT

         The Company's expectations and beliefs concerning the future contained in this document and the Form 10-Q are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecasted due to a variety of factors that can adversely affect the Company's operating results, liquidity and financial condition, such as risks associated with potential adverse consequences of the restatement of the Company's financial statements, including those resulting from litigation or government investigations, and including the court approval of the proposed settlement of a class action lawsuit related to the restatement; restrictions or curtailment of the Company's credit facility and other credit situations; costs and other effects associated with the California litigation; the timing and achievement of improvements in the operations of the optical business; the results of Things Remembered, which is highly dependent on the fourth quarter holiday season; the nature and extent of disruptions of the economy from terrorist activities or major health concerns and from governmental and consumer responses to such situations; the actual utilization of Cole Managed Vision funded eyewear programs; the success of new store openings and the rate at which new stores achieve profitability; the Company's ability to select, stock and price merchandise attractive to customers; success of systems development and integration; costs and other effects associated with litigation; competition in the optical industry; integration of acquired businesses; economic and weather factors affecting consumer spending; operating factors affecting customer satisfaction, including manufacturing quality of optical and engraved goods; the Company's relationships with host stores and franchisees; the mix of goods sold, pricing and other competitive factors; and the seasonality of the Company's business. The Company does not assume any obligation to update the forward looking statements in this press release.

                                   SCHEDULE I
                          SECOND QUARTER AND SIX MONTHS
                          -----------------------------
                              RESULTS OF OPERATIONS
                              ---------------------
                    (in thousands, except per share amounts)

                                                13 WEEKS ENDED           26 WEEKS ENDED
                                           ----------------------    ----------------------
                                           AUGUST 2,    AUGUST 3,    AUGUST 2,    AUGUST 3,
                                              2003         2002         2003         2002
                                           ---------    ---------    ---------    ---------
                                                 UNAUDITED                UNAUDITED
                                           ----------------------    ----------------------
Net revenue                                $ 307,659    $ 292,390    $ 595,908    $ 577,831

Cost of revenues                             114,839      103,020      220,752      203,027
Operating expenses                           193,976      179,500      378,843      356,556
                                           ---------    ---------    ---------    ---------
     Total costs and expenses                308,815      282,520      599,595      559,583

Operating income (loss)                       (1,156)       9,870       (3,687)      18,248

Interest expense                               6,327        6,784       12,715       13,884
Interest and other (income) expense, net      (1,975)      (2,098)      (2,882)      (3,709)
Loss on early extinguishment of debt            --         11,141         --         11,141
                                           ---------    ---------    ---------    ---------

Income (loss) before income taxes             (5,508)      (5,957)     (13,520)      (3,068)

Income tax (benefit) provision                   (21)        (271)      (1,622)       1,752
                                           ---------    ---------    ---------    ---------

Net income (loss)                          $  (5,487)   $  (5,686)   $ (11,898)   $  (4,820)
                                           =========    =========    =========    =========

Earnings (loss) per common share
     Basic                                 $   (0.34)   $   (0.35)   $   (0.73)   $   (0.30)
     Diluted                               $   (0.34)   $   (0.35)   $   (0.73)   $   (0.30)

Weighted average shares
     Basic                                    16,330       16,212       16,317       16,170
     Diluted                                  16,330       16,212       16,317       16,170



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                               FINANCIAL POSITION
                               ------------------
                                 (in thousands)

                                                      AUGUST 2,  AUGUST 3,  FEBRUARY 1,
                                                        2003       2002       2003
                                                      --------   --------   ----------
                                                            UNAUDITED         AUDITED
                                                      -------------------   ----------
ASSETS
Current assets:
     Cash and cash equivalents                        $ 17,074   $ 48,926   $ 42,002
     Accounts and notes receivable, net                 64,107     47,962     59,712
     Inventories                                       130,727    127,911    120,645
     Prepaid expenses and other current assets          54,657     53,852     55,546
                                                      --------   --------   --------
         Total current assets                          266,565    278,651    277,905

Property and equipment, net                            121,883    120,628    121,008

Intangible and other non-current assets, net           250,932    237,733    245,435
                                                      --------   --------   --------

         Total assets                                 $639,380   $637,012   $644,348
                                                      ========   ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of long-term debt                $  5,250   $    267   $    232
     Accounts payable                                   68,687     59,449     67,581
     Accrued liabilities and other                     108,243    113,531    105,569
     Deferred revenue                                   39,855     36,981     38,014
                                                      --------   --------   --------
         Total current liabilities                     222,035    210,228    211,396

Long-term debt, net of discount and current portion    280,992    285,546    286,553

Other long-term liabilities                             40,675     24,224     41,587

Deferred revenue, long-term                             12,567     11,696     11,559

Stockholders' equity                                    83,111    105,318     93,253
                                                      --------   --------   --------

         Total liabilities and stockholders' equity   $639,380   $637,012   $644,348
                                                      ========   ========   ========


-------------------------------------------------------------------------------
  Certain prior year amounts in the statements above have been reclassified to conform with the current year's presentation.

                                   SCHEDULE II
                         Same-Store Sales Reconciliation
                         -------------------------------
                                ($ in thousands)

                                   13 WEEKS ENDED      26 WEEKS ENDED
                                       AUGUST 2,          AUGUST 2,
                                         2003               2003
                                   --------------      --------------
Current year same-store sales         $ 270,147          $ 522,058

Prior year same-store sales             252,623            505,972

Percent change                              6.9%               3.2%

Current year same-store sales         $ 270,147          $ 522,058

Adjustment for:
Sales at new and closed stores            4,017              9,107
Deferred revenue                           (890)            (2,849)
Order vs. customer receipt               (3,457)            (5,483)
Returns, remakes and refunds               (133)              (382)
Other                                       232                299
                                      ---------          ---------

    Store sales                         269,916            522,750

Nonstore revenues                        44,860             88,849

Intercompany elimination                 (7,117)           (15,691)
                                      ---------          ---------

GAAP Basis Net Revenue                $ 307,659          $ 595,908
                                      =========          =========